EXHIBIT 99

                               NASDAQ SYMBOL: LASE


AGREEMENT WITH PREFERRED SHAREHOLDERS
OBTAINED BY LASERSIGHT INCORPORATED

ST. LOUIS, MO (Dec. 24, 1997) -- Holders of LaserSight  Incorporated's  (NASDAQ:
LASE) Series B Preferred Stock agreed to extend the date by which the company is required to obtain the approval of its common shareholders of the conversion and other terms of the preferred stock. The extension runs from an original date of Dec. 26, 1997, through a new date of Feb. 28, 1998.

LaserSight had issued the Series B Preferred Stock in August 1997 to finance its acquisition from International Business Machines Corporation (NYSE: IBM) of all of IBM's rights under several patents relating to Ultraviolet Light Ophthalmic products and procedures. LaserSight also acquired from IBM all of its rights under its patent license agreements with VISX, Inc. and Summit Technology, Inc.

The special shareholders' meeting regarding approval of this matter was previously scheduled for Dec. 10, 1997. The meeting will enable the company's common shareholders to vote on approving the terms of the Series B Preferred Stock and whether to increase the number of authorized shares of common stock. To date, none of the shares of the Series B Preferred Stock have been converted into common stock.

LaserSight officials expect to soon announce a new date for this shareholders' meeting, subject to the completion of a review of the company's preliminary proxy material by the Securities and Exchange Commission staff.

This press release contains forward-looking statements regarding future events and future performance of the company, which involve risks and uncertainties that could materially affect actual results. Investors should refer to documents that the company files from time-to-time with the Securities and Exchange Commission for a description of certain factors that could cause actual results to vary from current expectations and the forward-looking statements contained in this press release. Such filings include, without limitation, the company's Form 10-K, Form 10-Q and Form 8-K reports.
                                      # # #
For additional information please contact: Julie Tockman
                                           Director, Corporate Relations
                                           LaserSight Incorporated
                                           (314)  469-3220
                                           Visit us on the Internet at www.lase.
                                           com